Exhibit 99.2

22nd Century Group (Nasdaq: XXII) Strengthens Balance Sheet to Accelerate the Expansion of VLN Launch

•	Announces $35 Million Above Market Financing
•	Bolsters Company’s Position with Ongoing Strategic Discussions

BUFFALO, N.Y., July 21, 2022 (GLOBE NEWSWIRE) -- 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technologies, announced that it has entered into definitive agreements with several institutional investors for the purchase and sale of 17,073,175 shares of its common stock at a purchase price of $2.05 per share in a registered direct offering priced above market under Nasdaq rules. The Company also agreed to issue to the investors unregistered warrants to purchase up to 17,073,175 shares of common stock. The warrants have an exercise price of $2.05 per share, are immediately exercisable and will expire five years following the date of issuance. The closing of the offering is expected to occur on or about July 25, 2022, subject to the satisfaction of customary closing conditions.

The Company intends to use proceeds from the capital raise to accelerate and expand the launch of its VLN® reduced nicotine content cigarettes in additional U.S. markets. 22nd Century’s VLN King and VLN Menthol King cigarettes contain 95% less nicotine than conventional cigarettes and are authorized as FDA Modified Risk Tobacco Products (MRTP) that “Help You Smoke Less.” The Company is also evaluating accretive strategic actions to bring further scale its business.

“The results of our Chicago VLN® pilot with Circle K have been very positive. We are now testing specific incentive programs including couponing designed to encourage adult smokers to try VLN as a means to help them smoke less,” said John Miller, President of 22nd Century Group’s tobacco products. “Based on the early results of our pilot, in addition to expanding availability with our existing partners, we are now engaged with multiple parties that have approached us seeking to launch our disruptive VLN® products into additional markets and channels.”

“Only as one example, we are in discussion with a large distribution partner in Colorado with extensive coverage of convenience, supermarket and drug stores throughout the state. This prospective partner is eager to incorporate our VLN® products into its distribution network. The combination of a favorable MRTP tax policy and proactive partner make this an attractive state for launch even before the pilot is complete.”

Additionally, the Company provided an update on its integration of GVB Biopharma, which the company acquired in May 2022. The integration process is advancing ahead of schedule, with steady market activity across GVB’s growing business lines. Proceeds from this transaction are not intended for the GVB business. “The integration of GVB – which doubled our revenue in a single transaction – continues to advance ahead of plan,” said James A. Mish, Chief Executive Officer. “We now offer the most complete hemp/cannabis solution in the world, from 22nd Century’s core expertise in receptor science and transformative plant genetics to GVB’s leading position in finished ingredients and CDMO formulated products. Customers and new potential customers are taking note, driving real growth in this business as our combined capabilities drive new momentum on several key opportunities, including the ramp up of new revenue opportunities.

The Special Equities Group (SEG), a division of Dawson James Securities, Inc., acted as sole placement agent for the transaction. Roth Capital Partners acted as a financial advisor.

Full terms of the financing agreement can be found in the Company’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to regulate nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles, as well as improved yields and other valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact:

Mei Kuo
22nd Century Group, Inc.
Director, Communications & Investor Relations
T: 716-300-1221
mkuo@xxiicentury.com

Darrow Associates Investor Relations
Matt Kreps
T: 214-597-8200
mkreps@darrowir.com